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SECURITIES AND EXCHANGE COMMISSION
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October 9, 2024

Dear Fellow Shareholders:

We write to you concerning CACI’s 2024 Annual Meeting of Shareholders to be held on October 17, 2024 (the “Annual Meeting”) and to provide an update on our letter to shareholders dated October 3, 2024.

Institutional Shareholder Services Inc. (“ISS”) recently issued an advisory report regarding the 2024 Annual Meeting in which ISS expressed a concern about the independence of Ryan McCarthy, a director nominee, based on ISS’s internal independence assessment. ISS determined that Mr. McCarthy was not an independent director based on their standards because Mr. McCarthy provided consulting services to CACI.

While we respectfully disagree with the presumptions underlying ISS’s independence determination, CACI and Mr. McCarthy have determined that it is in the best interests of shareholders to terminate the consulting arrangement effective immediately. Accordingly, CACI and Mr. McCarthy mutually agreed to terminate the consulting agreement between the Company and Mr. McCarthy entered into in May 2021. In light of the termination, Mr. McCarthy will no longer receive compensation from CACI for his professional services.

In consideration of the above, CACI has requested that ISS reconsider their “AGAINST” recommendation and issue an updated advisory report that recommends a “FOR” vote for Mr. McCarthy.

We believe Mr. McCarthy’s contributions to our Board have been invaluable since his election in 2021 and we urge you to vote “FOR” his election to our Board at the 2024 Annual Meeting.

Sincerely,

Michael A. Daniels
Chairman of the Board